EXHIBIT 5.1

December 23, 2002

Chittenden Corporation
Two Burlington Square
Burlington, VT 05402-0820

Re: Legality of Certain Securities to be Registered under the Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Chittenden Corporation, a Vermont corporation (the “Company”), and have represented the Company in connection with a Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Registration Statement”), on or about the date hereof. The Registration Statement relates to up to 4,609,622 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) to be issued to the shareholders of Granite State Bankshares, Inc. (“Granite”) in connection with the Company’s merger (the “Merger”) with Granite, a New Hampshire corporation, pursuant to an Agreement and Plan of Merger dated as of November 7, 2002, by and between the Company and Granite (the “Merger Agreement”).

In that capacity, I have examined the following documents: (i) the articles of incorporation and by-laws of the Company, each as amended to date and presently in effect; (ii) the Registration Statement, including the exhibits thereto; (iii) such records and corporate proceedings of the Company as I have deemed material for the purposes of this opinion; and (iv) such other certificates, records and documents as I have deemed necessary or advisable for the issuance of this opinion.

For purposes of my examination, I have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to me as certified, facsimile or photostatic copies, the authenticity of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of such copies. As to facts material to my opinion, I have relied upon certificates, documents, statements and other information of the Company or respective representatives or officers therof.

Chittenden Corporation
December 23, 2002

I am an attorney admitted to practice law in the State of Vermont. I express no opinion concerning the laws of any jurisdiction other than the law of the United States of American and the State of Vermont and also express no opinion with respect to the blue sky or securities laws of any state including Vermont.

Based upon the foregoing, I am of the opinion that, upon approval of the Merger and the transactions contemplated by the Merger Agreement by the shareholders of Granite in accordance with the terms and conditions set forth in the Registration Statement, including but not limited to, the terms and conditions of the Merger Agreement attached to the proxy statement/prospectus included in the Registration Statement as Annex A, the filing of the Articles of Merger with the Secretary of State of the State of Vermont, and the issuance and delivery of the Shares to the shareholders of Granite pursuant to the Merger, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion under the heading “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement.

Very truly yours,

/S/    F. SHELDON PRENTICE, ESQ.

F. Sheldon Prentice, Esq.
Senior Vice President,
General Counsel & Secretary